Exhibit 10.1

English Summary of Maximum Amount Guarantee Agreement
Contract No.: China Minsheng Bank Jinan Branch Gaobaozi 99162009298243

The Guarantor: Qingdao Free Trading Zone Sentaida International Trade Co., Ltd (“F.T.Z. Sentaida”)
The Creditor: China Minsheng Bank (“the Bank”)
The Debtor: Shandong Yongtai Chemical & Industrial Co., Ltd

In order to ensure the executing of the Underlying Contract entered into between the Debtor and the Bank, the Guarantor agrees to provide the maximum amount guarantee for the Debtor’s indebtedness. The Guarantor and the Bank upon consultation have reached the following agreement in accordance with relevant laws and regulations.

1.	There is a loan agreement entered into between Yongtai and the Bank. That loan agreement and other agreements subordinated to the loan agreement constitutes the Underlying Contract to this Agreement.

2.

The maximum principal amount of the Debtor’s indebtedness guaranteed by the Guarantor is RMB40,000,000. Any other liabilities related to this principal indebtedness which amount is under the maximum principal amount are also guaranteed by the Guarantor. The term of the Underlying Contract is from February 23, 2009 to February 23, 2010.

3.

If the principal indebtedness is short term borrowings, the date on which the bank releases each installment may not exceed the expiration date of the Underlying Contract; if the principal indebtedness is notes, letter of credit and guarantee letter, then the date on which to discount notes, open letter of credit and guarantee letter may not exceed the expiration date of the Underlying Contract.

4.

The Guarantor has the joint guarantee liability for the Debtor’s indebtedness under the Underlying Contract. The Guarantor’s obligation will not be affected, alleviated or exempted no matter whether any other guarantees to the principal indebtedness exist or not. The Bank has the priority right to exercise its right with respect to the Guarantor’s guarantee obligation; the Guarantor promises that its guarantee obligation will not be alleviated in the event that the Bank waives its priority right on the Debtor’s assets.

5.

Any interest, compound interest and interest penalties relating to the principal and any expenses relating to the exercise of the Bank’s rights ( including, but not limited to lawyer fee, travel expense, and legal proceedings fee etc.) are all guaranteed by the Guarantor.

6.	In the events of any of the followings, the guaranteed indebtedness is fixed:
	1)	The principal indebtedness becomes mature;
	2)	The Bank accelerates the principal indebtedness based on the relevant laws and regulations or defined under the Underlying Contract .

7.

When the guaranteed indebtedness was fixed, any un-repaid indebtedness will be covered by the guarantee no matter whether the term of exercising the right against the indebtedness is expired or not or any conditions collateral to the indebtedness exist.

8.

If the Debtor defaults its repayment obligation before all the principal indebtedness hereunder are repaid, the Bank has the right to require the Guarantor to assume the repayment obligation and the Guarantor shall fulfill its obligation promptly.

9.	The term of the Guarantee is two years starting from the due date of each individual loan incurred under the Underlying Contract.

10.	The Guarantor’s rights and obligations:
1)

The Guarantor is duly organized and validly existing and legally qualified to sign and to execute this Agreement; the Guarantor shall provide all true and valid documents to the Bank with respect to its legal identity;

	2)	The Guarantor is appropriately authorized to sign this Agreement;
3)

The Guarantor’s obligations under this Agreement do not and will not conflict with the content of any other contracts signed by the Guarantor, nor shall conflict with the Guarantor’s articles of association;

	4)	All documents, materials and certificates provided to the Bank by the Guarantor are true, complete and valid;
5)

When the Debtor defaults its obligations and the Bank requires the Guarantor to assume the repayment obligation , the Guarantor should repay the Bank immediately after receiving the Bank’s written notice;

	6)	No material litigation or material arbitration exists, which may adversely impact the fulfillment of the Guarantor ’s obligation;
7)

The Bank has the right to transfer its rights and interests under the Underlying Contract, partially or entirely, to any affiliates of the Bank or any other entities. The Guarantor’s obligations hereunder shall not be affected by the transfer of the Bank’s rights;

8)

During the term of the Agreement, there is no need to obtain the consent of the Guarantor if the Debtor and the Bank have reached an agreement to amend the provisions of the Underlying Contract unless the changes result in more obligations for the Guarantor and permitting the Debtor to transfer its obligation to any other parties;

9)

During the term of this Agreement, the Guarantor shall give written notice 30 days in advance if any of the following events occurs: change of business scope, change of registered capital, change of shareholders, disposition of any material assets; the Guarantor should give written notice 7 days in advance if the Guarantor changes it address, name and its legal representative;

	10)	During the term of the Agreement, the Guarantor must ensure that the Bank’s interest and right is not impaired when the Guarantor provides guarantee to any other third parties;
11)

The Guarantor shall be liable for any use of the loan by the Debtor for the purposes other than defined in the Underlying Contract unless the Bank has the advance knowledge that the Debtor uses the money for other purposes and collaborates with the Debtor.

11.	The Creditor’s rights and obligations:
	1)	The Creditor has the right to require the Guarantor to provide its financial statements and other relevant information periodically;
2)

It has been authorized by the Guarantor that the Bank has the right to set off against the Guarantor’s cash balance deposited in the Bank and any affiliates of the Bank when the Bank require the Guarantor to fulfill its obligation based on the circumstances determined hereunder and the Bank has no liability to any Guarantor’s losses due to the Bank’s setoff action;

	3)	When each credit transaction occurs and the individual agreement is entered into pursuant to the Underlying Contract there is no need to notify the Guarantor.

12.

Both parties to this Agreement should perform their obligations after this Agreement is properly executed and delivered. If one party defaults its obligation partially or entirely, it should compensate the other party for all the damages caused by the party in default.

13.	Neither party of this Agreement may amend or terminate this Agreement without a written agreement reached by the parties upon friendly negotiation.

14.

Any disputes arising from the execution of, or in connection with this Agreement shall be settled through friendly negotiation between both parties hereto. In case no settlement to disputes can be reached through friendly negotiation, the disputes shall be submitted to a court of the Bank’s domicile.

Qingdao Free Trading Zone Sentaida International Trade Co., Ltd

/s/ Qin Long

Seal

February 23, 2009

China Minsheng Bank

Seal

February 23, 2009